Exhibit 99.1

United Rentals, Inc. Five Greenwich Office Park Greenwich, CT 06831 Telephone: 203 622 3131 203 622 6080 unitedrentals.com

United Rentals Announces First Quarter 2010 Results

Raises Full Year Financial Targets

GREENWICH, Conn. – April 21, 2010 - United Rentals, Inc. (NYSE: URI) today announced financial results for the first quarter 2010. Total revenue was $478 million and rental revenue was $380 million, compared with $594 million and $448 million, respectively, for the same period last year.

On a GAAP EPS basis, the company reported a first quarter 2010 net loss of $40 million, or $0.67 per diluted share, compared with a net loss of $19 million, or $0.32 per diluted share, for the same period in 2009. Adjusted EPS for the quarter, which excludes the impact of special items, was a loss of $0.57 per diluted share, compared with a loss of $0.32 per diluted share the prior year. Adjusted EBITDA margin, which also excludes the impact of special items, was 24.1% for the quarter, compared with 24.4% for the prior year.

First Quarter 2010 Highlights

•
Free cash flow was $99 million, compared with $129 million for the same period last year. The company has raised its outlook for full year free cash flow generation to a range of $200 million to $225 million, from its previous estimate of $175 million to $200 million.

•
SG&A expense decreased by $22 million, compared with last year. The company has raised its outlook for full year SG&A expense reduction to a range of $40 million to $50 million, from its previous estimate of $25 million to $35 million.

•
Cost of equipment rentals, excluding depreciation, decreased by $19 million, compared with last year. The company has reaffirmed its outlook for full year expense reduction within a range of $70 million to $90 million.

•
The company sold $77 million of fleet on an original equipment cost basis during the quarter and generated a used equipment gross margin of 31.4%, compared with $184 million of fleet sold at a gross margin of 11.9% for the same period last year.

•
Time utilization increased 0.1 percentage points to 56.2%, reflecting an increase in demand for earthmoving equipment and a 6% year-over-year reduction in total fleet based on original equipment cost, among other factors. Rental rates declined 6.5% compared with last year. Dollar utilization, which reflects the impact of rental rates and time utilization, decreased 3.5 percentage points to 39.4%.

CEO Comments

Michael Kneeland, chief executive officer of United Rentals, said, “Twelve months ago, we were in the midst of an economic free fall in our end markets. Today we see signs of a more positive outlook for our industry, with the foremost indicator being used equipment prices. We fought back against the economic and seasonal challenges of the first quarter by holding firm on time utilization and mitigating the decline in rates. Our top line, while temporarily impacted by demand, reflects our shift toward a more optimal revenue mix. We are serving our most profitable customers more effectively and at lower cost. We now expect to outperform our initial estimates for SG&A savings and free cash flow this year.”

Kneeland continued, “As conditions improve over time, the results of our strategic initiatives around customer segmentation and service, as well as our strong liquidity position and industry-leading scale, will be defining advantages. We are well prepared to benefit from the recovery with ample capital to invest in growth, and with our arms firmly around value creation. “

Free Cash Flow and Fleet Size

For the first quarter 2010, free cash flow was $99 million, including the receipt of a previously announced $55 million federal tax refund, and after total rental and non-rental capital expenditures of $54 million. By comparison, free cash flow for the first quarter 2009 was $129 million after total rental and non-rental capital expenditures of $64 million.

The size of the rental fleet was $3.7 billion of original equipment cost at March 31, 2010, compared with $3.8 billion at December 31, 2009. The age of the rental fleet was 44.1 months on a unit-weighted basis at March 31, 2010, compared with 42.4 months at December 31, 2009.

Return on Invested Capital (ROIC)

Return on invested capital was 1.6% for the 12 months ended March 31, 2010, a decrease of 5.0 percentage points from the same period last year. The company’s ROIC metric uses after-tax operating income for the trailing 12 months divided by the averages of stockholders’ equity (deficit), debt and deferred taxes, net of average cash.

Conference Call

United Rentals will hold a conference call tomorrow, Thursday, April 22, 2010, at 11:00 a.m. Eastern Time. The conference call will be available live by audio webcast at unitedrentals.com, where it will be archived, and by calling 866-261-2650.

Non-GAAP Measures

Free cash flow, earnings before interest, taxes, depreciation and amortization (EBITDA), adjusted EBITDA, and adjusted earnings per share (adjusted EPS) are non-GAAP financial measures as defined under the rules of the SEC. Free cash flow represents net cash provided by operating activities, less purchases of rental and non-rental equipment plus proceeds from sales of rental and non-rental equipment and excess tax benefits from share-based payment arrangements, net. EBITDA represents the sum of net loss, benefit for income taxes, interest expense, net, interest expense-subordinated convertible debentures, depreciation of rental equipment and non-rental depreciation and amortization. Adjusted EBITDA represents EBITDA plus the sum of the restructuring charge and stock compensation expense, net. Adjusted EPS represents EPS plus the sum of the restructuring charge and the gains/losses on the repurchase of debt securities. The company believes that: (i) free cash flow provides useful additional information concerning cash flow available to meet future debt service obligations and working capital requirements; (ii) EBITDA and adjusted EBITDA provide useful information about operating performance and period-over-period growth; and (iii) adjusted EPS provides useful information concerning future profitability. However, none of these measures should be considered as alternatives to net income, cash flows from operating activities or earnings per share under GAAP as indicators of operating performance or liquidity. Information reconciling forward-looking free cash flow to a GAAP financial measure is unavailable to the company without unreasonable effort.

About United Rentals

United Rentals, Inc. is the largest equipment rental company in the world, with an integrated network of 562 rental locations in 48 states, 10 Canadian provinces and Mexico. The company’s approximately 7,500 employees serve construction and industrial customers, utilities, municipalities, homeowners and others. The company offers for rent approximately 3,000 classes of equipment with a total original cost of $3.7 billion. United Rentals is a member of the Standard & Poor’s MidCap 400 Index and the Russell 2000 Index® and is headquartered in Greenwich, Conn. Additional information about United Rentals is available at unitedrentals.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements can be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “should,” “seek,” “on-track,” “plan,” “project,” “forecast,” “intend” or “anticipate,” or the negative thereof or comparable terminology, or by discussions of strategy or outlook. You are cautioned that our business and operations are subject to a variety of risks and uncertainties, many of which are beyond our control, and, consequently, our actual results may differ materially from those projected. Factors that could cause actual results to differ materially from those projected include, but are not limited to, the following: (1) on-going decreases in North American construction and industrial activities, which have significantly affected revenues and, because many of our costs are fixed, our profitability, and which may further reduce demand and prices for our products and services; (2) inability to benefit from government spending associated with stimulus-related construction projects; (3) our highly leveraged capital structure, which requires us to use a substantial portion of our cash flow for debt service and can constrain our flexibility in responding to unanticipated or adverse business conditions; (4) noncompliance with financial or other covenants in our debt agreements, which could result in our lenders terminating our credit facilities and requiring us to repay outstanding borrowings; (5) inability to access the capital that our businesses or growth plans may require; (6) increases in our maintenance and replacement costs as we age our fleet, and decreases in the residual value of our equipment; (7) inability to sell our new or used fleet in the amounts, or at the prices, we expect; (8) rates we can charge and time utilization we can achieve being less than anticipated; and (9) costs we incur being more than anticipated, and the inability to realize expected savings in the amounts or time frames planned. For a fuller description of these and other possible uncertainties, please refer to our Annual Report on Form 10-K for the year ended December 31, 2009, as well as to our subsequent filings with the SEC. Our forward-looking statements contained herein speak only as of the date hereof, and we make no commitment to update or publicly release any revisions to forward-looking statements in order to reflect new information or subsequent events, circumstances or changes in expectations.

# # #

Contact:

Fred Bratman
(203) 618-7318
Cell: (917) 847-4507
fbratman@ur.com

UNITED RENTALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share amounts)

	Three Months Ended
	March 31,
	2010	2009	% Change

Revenues:
Equipment rentals	$380	$448	(15.2%)
Sales of rental equipment	35	67	(47.8%)
New equipment sales	19	23	(17.4%)
Contractor supplies sales	23	32	(28.1%)
Service and other revenues	21	24	(12.5%)

Total revenues	478	594	(19.5%)

Cost of revenues:
Cost of equipment rentals, excluding depreciation	214	233	(8.2%)
Depreciation of rental equipment	96	106	(9.4%)
Cost of rental equipment sales	24	59	(59.3%)
Cost of new equipment sales	16	20	(20.0%)
Cost of contractor supplies sales	16	23	(30.4%)
Cost of service and other revenues	9	9	—

Total cost of revenues	375	450	(16.7%)

Gross profit	103	144	(28.5%)

Selling, general and administrative expenses	86	108	(20.4%)
Restructuring charge	6	4	50.0%
Non-rental depreciation and amortization	13	14	(7.1%)

Operating (loss) income	(2)	18	(111.1%)

Interest expense, net	61	50	22.0%
Interest expense — subordinated convertible debentures	2	2
Other income, net	(1)	(1)

Loss before benefit for income taxes	(64)	(33)	(93.9%)

Benefit for income taxes	(24)	(14)

Net loss	$(40)	$(19)	(110.5%)

Basic and diluted loss per share	$(0.67)	$(0.32)

UNITED RENTALS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)

	March 31,	December 31,
	2010	2009
ASSETS
Cash and cash equivalents	$20	$169
Accounts receivable, net	320	337
Inventory	46	44
Prepaid expenses and other assets	56	89
Deferred taxes	69	66

Total current assets	511	705

Rental equipment, net	2,347	2,414
Property and equipment, net	428	434
Goodwill and other intangible assets, net	230	231
Other long-term assets	68	75

Total assets	$3,584	$3,859

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current maturities of long-term debt	$124	$125
Accounts payable	138	128
Accrued expenses and other liabilities	219	208

Total current liabilities	481	461

Long-term debt	2,582	2,826
Subordinated convertible debentures	124	124
Deferred taxes	405	424
Other long-term liabilities	40	43

Total liabilities	3,632	3,878

Common stock	1	1
Additional paid-in capital	487	487
Accumulated deficit	(614)	(574)
Accumulated other comprehensive income	78	67

Total stockholders’ deficit	(48)	(19)

Total liabilities and stockholders’ deficit	$3,584	$3,859

UNITED RENTALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)

	Three Months Ended
	March 31,
	2010	2009
Cash Flows From Operating Activities:
Net loss	$(40)	$(19)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	109	120
Amortization of deferred financing costs and original issue discounts	6	4
Gain on sales of rental equipment	(11)	(8)
Gain on sales of non-rental equipment	(1)	(1)
Restructuring charge	6	4
Stock compensation expense, net	1	2
Loss (gain) on repurchase of debt securities	4	(4)
Decrease in deferred taxes	(24)	(3)
Changes in operating assets and liabilities:
Decrease in accounts receivable	17	93
Increase in inventory	(2)	—
Decrease in prepaid expenses and other assets	37	7
Increase (decrease) in accounts payable	10	(3)
Increase (decrease) in accrued expenses and other liabilities	6	(68)

Net cash provided by operating activities	118	124

Cash Flows From Investing Activities:
Purchases of rental equipment	(49)	(52)
Purchases of non-rental equipment	(5)	(12)
Proceeds from sales of rental equipment	35	67
Proceeds from sales of non-rental equipment	1	3
Purchases of other companies	—	(2)

Net cash (used in) provided by investing activities	(18)	4

Cash Flows From Financing Activities:
Proceeds from debt	645	320
Payments of debt	(897)	(426)
Shares repurchased and retired	(1)	—
Excess tax benefits from share-based payment arrangements, net	(1)	(1)

Net cash used in financing activities	(254)	(107)

Effect of foreign exchange rates	5	(2)

Net (decrease) increase in cash and cash equivalents	(149)	19
Cash and cash equivalents at beginning of period	169	77

Cash and cash equivalents at end of period	$20	$96

Supplemental disclosure of cash flow information:
Cash received (paid) for taxes, net	$53	$(2)

UNITED RENTALS, INC.
SEGMENT PERFORMANCE
($ in millions)

	Three Months Ended
	March 31,
	2010	2009	% Change

General Rentals
Reportable segment revenue	$443	$558	(20.6%)
Reportable segment operating income	1	20	(95.0%)
Reportable segment operating margin	0.2%	3.6%	(3.4	pts)

Trench Safety, Pump and Power
Reportable segment revenue	$35	$36	(2.8%)
Reportable segment operating income	3	2	50.0%
Reportable segment operating margin	8.6%	5.6%	3.0	pts

Total United Rentals
Total revenue	$478	$594	(19.5%)
Total operating income (1)	4	22	(81.8%)
Total operating margin (1)	0.8%	3.7%	(2.9	pts)

(1)	Excludes unallocated restructuring charge.
DILUTED LOSS PER SHARE CALCULATION
(In millions, except per share data)

	Three Months Ended
	March 31,
	2010	2009

Net loss	$(40)	$(19)

Weighted-average diluted shares	60.2	60.0

Diluted loss per share	$(0.67)	$(0.32)

UNITED RENTALS, INC.
ADJUSTED LOSS PER SHARE RECONCILIATION
We define “Loss per share — adjusted” as the sum of (i) loss per share — GAAP, as reported, plus the after-tax impacts of (ii) restructuring charge and (iii) loss (gain) on repurchase of debt securities. Management believes adjusted loss per share provides useful information concerning future profitability. However, adjusted loss per share is not a measure of financial performance under GAAP. Accordingly, adjusted loss per share should not be considered an alternative to GAAP loss per share. The table below provides a reconciliation between loss per share — GAAP, as reported, and loss per share — adjusted.

	Three Months Ended
	March 31,
	2010	2009

Loss per share — GAAP, as reported	$(0.67)	$(0.32)

After-tax impact of:

Restructuring charge (1)	0.06	0.04

Loss (gain) on repurchase of debt securities	0.04	(0.04)

Loss per share — adjusted	$(0.57)	$(0.32)

(1)	Relates to branch closure charges and severance costs.

UNITED RENTALS, INC.
EBITDA AND ADJUSTED EBITDA GAAP RECONCILIATION
(In millions)
EBITDA represents the sum of net loss, benefit for income taxes, interest expense, net, interest expense-subordinated convertible debentures, depreciation of rental equipment, and non-rental depreciation and amortization. Adjusted EBITDA represents EBITDA plus the sum of the restructuring charge and stock compensation expense, net. These items are excluded from adjusted EBITDA internally when evaluating our operating performance and allow investors to make a more meaningful comparison between our core business operating results over different periods of time, as well as with those of other similar companies. Management believes that EBITDA and adjusted EBITDA, when viewed with the Company’s results under GAAP and the accompanying reconciliation, provide useful information about operating performance and period-over-period growth, and provide additional information that is useful for evaluating the operating performance of our core business without regard to potential distortions. Additionally, management believes that EBITDA and adjusted EBITDA permit investors to gain an understanding of the factors and trends affecting our ongoing cash earnings, from which capital investments are made and debt is serviced. However, EBITDA and adjusted EBITDA are not measures of financial performance or liquidity under GAAP and, accordingly, should not be considered as alternatives to net loss or cash flow from operating activities as indicators of operating performance or liquidity. The table below provides a reconciliation between net loss and EBITDA and adjusted EBITDA.

	Three Months Ended
	March 31,
	2010	2009

Net loss	$(40)	$(19)
Benefit for income taxes	(24)	(14)
Interest expense, net	61	50
Interest expense — subordinated convertible debentures	2	2
Depreciation of rental equipment	96	106
Non-rental depreciation and amortization	13	14

EBITDA (A)	108	139
Restructuring charge (1)	6	4
Stock compensation expense, net (2)	1	2

Adjusted EBITDA (B)	$115	$145

(A)	Our EBITDA margin was 22.6% and 23.4% for the three months ended March 31, 2010 and 2009, respectively.

(B)	Our adjusted EBITDA margin was 24.1% and 24.4% for the three months ended March 31, 2010 and 2009, respectively.

(1)	Relates to branch closure charges and severance costs.

(2)	Represents non-cash, share-based payments associated with the granting of equity instruments.

UNITED RENTALS, INC.
FREE CASH FLOW GAAP RECONCILIATION
(In millions)
We define free cash flow as (i) net cash provided by operating activities less (ii) purchases of rental and non-rental equipment plus (iii) proceeds from sales of rental and non-rental equipment and excess tax benefits from share-based payment arrangements, net. Management believes that free cash flow provides useful additional information concerning cash flow available to meet future debt service obligations and working capital requirements. However, free cash flow is not a measure of financial performance or liquidity under GAAP. Accordingly, free cash flow should not be considered an alternative to net loss or cash flow from operating activities as an indicator of operating performance or liquidity. The table below provides a reconciliation between net cash provided by operating activities and free cash flow.

	Three Months Ended
	March 31,
	2010	2009

Net cash provided by operating activities	$118	$124
Purchases of rental equipment	(49)	(52)
Purchases of non-rental equipment	(5)	(12)
Proceeds from sales of rental equipment	35	67
Proceeds from sales of non-rental equipment	1	3
Excess tax benefits from share-based payment arrangements, net	(1)	(1)

Free cash flow	$99	$129